FOR: International Speedway Corporation

CONTACT: Wes Harris
Director of Investor Relations
(386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2004

-Results at High End of Expectations; Company Reiterates Fourth Quarter Guidance-
-Announces Renewal of Multi-Year, Multi-Track Agreement with Pepsi-
-Receives Proposal for Public/Private Partnership to Develop Motorsports Facility in Pacific Northwest-

     DAYTONA BEACH, FLORIDA - October 7, 2004 - International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported results for the third quarter and nine months ended August 31, 2004.

Third Quarter Comparison

Total revenues for the third quarter were $156.5 million compared to revenues of $160.5 million in the prior-year period. Prior period financial statements have been restated to reflect discontinued operations, net of tax, related to the previously announced sale of North Carolina Speedway. Operating income was $50.8 million during the period compared to $59.9 million in the third quarter of fiscal 2003. Net income for the third quarter of fiscal 2004 was $68.1 million, or $1.28 per diluted share, compared to net income of $36.0 million, or $0.68 per diluted share, in the prior-year period.

The timing of the Company's Labor Day NASCAR NEXTEL Cup and Busch series weekend significantly impacted results for this year's third quarter. Results for the 2003 third quarter include the Labor Day Cup/Busch weekend at Darlington, while the 2004 Labor Day weekend events at California will be included in 2004 fourth quarter results. Third quarter fiscal 2004 results also include, net of tax, a $36.3 million, or $0.68 per diluted share, gain on the sale of North Carolina's assets and a $0.7 million pre-tax non-cash charge for the net book value of assets removed related to the Daytona infield renovation project.

Year to Date Comparison

For the nine months ended August 31, 2004, total revenues increased to $419.9 million from $400.0 million in 2003. Prior period financial statements have been restated to reflect discontinued operations, net of tax, related to the sale of North Carolina. Operating income for the nine-month period was $121.3 million compared to $133.1 million in the prior year.

Year to date net income was $101.9 million, or $1.92 per diluted share, in 2004, which includes:

  Income, net of tax, from the discontinued operations of North Carolina of $3.1 million, or $0.06 per diluted share;
  the after-tax gain of $36.3 million, or $0.68 per diluted share, on the sale of North Carolina;
  the third quarter $0.7 million pre-tax non-cash charge for the net book value of assets removed related to the Daytona infield renovation project;
  a second quarter non-cash pre-tax charge of $13.2 million, or $0.16 per diluted share, for the impairment of Nazareth's long-lived assets; and
  a second quarter combined pre-tax charge of $6.6 million, or $0.08 per diluted share, associated with refinancing the Company's Senior Notes.

As stated above, results for the nine months ended August 31, 2003 include the Labor Day Cup event held at Darlington, while the 2004 Labor Day weekend event at California will be recorded in the fourth quarter.

In the first nine months of 2003, net income was $73.8 million, or $1.39 per diluted share, which includes:

  Income, net of tax, from the discontinued operations of North Carolina of $1.7 million, or $0.03 per diluted share;
  a non-cash pre-tax charge of $2.8 million, or $0.03 per diluted share, for the net book value of assets removed at Homestead-Miami Speedway; and
  a revenue contribution to ISC's Food, Beverage and Merchandise Income of $1.6 million, or $0.02 per diluted share, related to the Company's ongoing activities to audit third party vendors' sales reports for prior years.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes. The adjustments relate to: (1) the presentation of North Carolina Speedway's operations and sale as discontinued; (2) the impairment of long-lived assets at Nazareth Speedway; (3) the write-off of the net book value of certain undepreciated assets removed in connection with a major track reconfiguration project at Homestead-Miami Speedway; and (4) charges associated with refinancing the majority of the Company's long-term debt. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess our core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

2004 Third Quarter Highlights

Highlights of the third quarter of 2004 include:

  Capacity crowds for Michigan's two NASCAR NEXTEL Cup races;
  sold-out attendance for Chicagoland's NEXTEL Cup and Busch weekend and Kansas' IRL IndyCar and NASCAR Craftsman Truck weekend;
  increased attendance for Watkins Glen's NEXTEL Cup event, Michigan's Busch and Craftsman Truck races and the IndyCar events at Richmond, Michigan and Nazareth; and
  despite a two-hour delay to the start of the NEXTEL Cup Pepsi 400 due to inclement weather, Daytona's race weekend posted record revenue, even after excluding the increase from NASCAR's broadcast rights revenue.

"ISC posted an excellent quarter with revenues up over ten percent on a comparable event basis," commented Lesa France Kennedy, President of ISC. "Revenue growth was driven by increased broadcast rights fees and higher sales primarily attributable to Americrown's expanded merchandising operations as of the beginning of this year. Also contributing to overall top line results were higher sponsorship, camping, hospitality, advertising and other motorsports related revenues for comparable events held in the quarter."

The 2004 third quarter benefited from ISC's renewal of its multi-year, multi-track official status agreement with Pepsi. Other than the collective ten-year deals Nextel has with the Company's facilities, Pepsi's agreement marks the single largest marketing partnership announced by ISC to date. Pepsi continues its status as the official soft drink of ISC and its facilities. In addition, Pepsi remains title sponsor of the July NEXTEL Cup race in Daytona.

Ms. Kennedy continued, "We are very excited to announce that we have extended our longstanding relationship with Pepsi. Our key market penetration and strengthening nationwide presence raises our value to major corporate partners. In addition, our focus on relationship management helps ISC's sponsors maximize their return on investment. We remain committed to securing similar multi-year, multi-track agreements, further enhancing revenue visibility and stability for the Company."

Recent Events

To date in the fourth quarter, ISC has hosted several successful major events, including:

  The inaugural Pop Secret 500 weekend at California Speedway, the result of realignment of the NEXTEL Cup schedule. The event, which finished "under the lights," posted a more than 50 percent attendance increase over the same Labor Day weekend race held at Darlington in 2003.
  Richmond posted record weekend attendance and a sold-out NEXTEL Cup Chevy Rock and Roll 400. The final race before the Chase for the NEXTEL Cup featured thrilling door-to-door racing as drivers competed for an opportunity to become the first NEXTEL Cup Champion. Television viewership grew 15% over the prior year, resulting in the largest television audience for an event at the facility.
  Chicagoland recorded sold-out attendance for its IRL IndyCar and ARCA racing weekend.
  California hosted an exciting Craftsman Truck/IRL IndyCar weekend highlighted by Tony Kanaan's clinching of the 2004 IndyCar Championship with his second place finish in the Toyota Indy 400.
  Talladega posted increased attendance for its successful ARCA/NEXTEL Cup weekend. Dale Earnhardt Jr. recorded his fifth win of the season and fifth career victory at Talladega, placing him second only to his father, Dale Earnhardt, for most career victories at the facility. Viewership for the event was strong as overnight results posted a six percent increase over the prior year.

For the remainder of the fourth quarter, the Company will host a sold-out NASCAR NEXTEL Cup/Busch series weekend at Kansas, and a Craftsman Truck/NEXTEL Cup weekend at newly acquired Martinsville Speedway. In addition, ISC will host three consecutive NASCAR triple-header weekends at Phoenix, Darlington and the season finale Ford Championship Weekend at Homestead-Miami Speedway in November. Advanced ticket sales for these events are trending ahead of the prior year.

Regarding the Company's ongoing expansion efforts in the New York metropolitan area, due diligence continues on the collection of land parcels identified on Staten Island. The land purchase will depend on the outcome of that process. However, even if the property is purchased, the ultimate decision to develop a motorsports facility will be based on the overall results of a detailed feasibility study, including estimated construction cost, availability of public financing, permitting considerations, traffic and transportation analyses, and other necessary project reviews. The Company remains optimistic for its prospects to bring NASCAR racing to New York City.

In the Pacific Northwest, the Company has identified a preferred site for the development of a motorsports facility in Snohomish County, approximately 30 miles north of Seattle, Washington, the country's 12th largest media market. On October 6, City of Marysville and Snohomish County officials presented a proposal for a public/private partnership to Washington's Legislative Committee on Economic Development and International Relations. While it is too early to know if any public participation will materialize, as it will require approval by the Washington Legislature, ISC is excited to take this important next step toward building a major motorsports venue in this underserved region of the country.

Outlook

The Company reiterates its previously issued fourth quarter guidance for revenues of $220 to $225 million and earnings of $0.98 to $1.00 per diluted share.

"As evidenced by the strength of our advanced ticket sales, we are on track for another record fourth quarter," Ms. France Kennedy continued. "We are especially excited about hosting our first NEXTEL Cup and Craftsman Truck events since purchasing Martinsville in July. Advanced sales for the Subway 500 race weekend are trending solidly ahead of 2003 - a testament to the excellent show put on there year after year. The facility and its outstanding management team have made a wonderful addition to the ISC family, and we look forward to contributing to their future success."

Ms. France Kennedy concluded, "Supported by our strong business fundamentals, we expect to post solid results during fiscal 2005. Contributing to next year's growth will be increased capacity at our facilities, including 1,600 grandstand seats at Kansas, and 900 club seats and six incremental luxury suites at Michigan. On the external developmental front, our efforts in New York and the Pacific Northwest are proceeding well, and we look forward to working diligently to bring those projects to fruition. Finally, industry initiatives including Nextel's sponsorship, Realignment and the Chase for the NEXTEL Cup are yielding important long-term results and we expect the sport's positive momentum will continue to build in 2005."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern time. To participate, dial (973) 582-2710 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section. This section has been expanded to include a full range of company, financial, corporate governance and other data that is useful to the financial community.

A replay will be available one hour after the end of the call through midnight Thursday, October 14, 2004. To access, dial (973) 341-3080 and enter the code 5162788, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other track ownership includes Nazareth Speedway in Pennsylvania and an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended August		Nine Months Ended August	
	2003	2004	2003	2004
REVENUES:				
Admissions, net	$ 62,673	$ 56,735	$ 150,975	$ 147,358
Motorsports related income	74,806	75,753	191,944	211,709
Food, beverage and merchandise income	21,612	22,083	52,766	55,769
Other income	1,449	1,912	4,320	5,030
	160,540	156,483	400,005	419,866
EXPENSES:				
Direct expenses:				
Prize and point fund monies and NASCAR sanction fees	26,329	23,278	68,786	69,919
Motorsports related expenses	31,610	33,041	74,960	79,957
Food, beverage and merchandise expenses	12,053	14,997	29,547	35,748
General and administrative expenses	20,169	23,243	59,765	66,503
Depreciation and amortization	10,470	11,159	30,980	33,179
Impairment of long-lived assets	-	-	-	13,217
Homestead-Miami Speedway track reconfiguration	-	-	2,829	-
	100,631	105,718	266,867	298,523
Operating income	59,909	50,765	133,138	121,343
Interest income	554	1,065	1,245	2,824
Interest expense	(5,834)	(4,833)	(17,617)	(17,301)
Loss on early redemption of debt	-	-	-	(4,988)
Equity in net income from equity investments	5,176	5,253	2,154	2,318
Income from continuing operations before income taxes	59,805	52,250	118,920	104,196
Income taxes	23,305	20,547	46,853	41,665
Income from continuing operations	36,500	31,703	72,067	62,531
(Loss) income from discontinued operations, net of income taxes	(547)	50	1,742	3,074
Gain on sale of discontinued operations, net of income taxes	-	36,337	-	36,337
Net income	$ 35,953	$ 68,090	$ 73,809	$ 101,942
Basic earnings per share:				
Income from continuing operations	$ 0.69	$ 0.60	$ 1.36	$ 1.18
(Loss) income from discontinued operations	(0.01)	-	0.03	0.06
Gain on sale of discontinued operations	-	0.68	-	0.68
Net income	$ 0.68	$ 1.28	$ 1.39	$ 1.92
Diluted earnings per share				
Income from continuing operations	$ 0.69	$ 0.60	$ 1.36	$ 1.18
(Loss) income from discontinued operations	(0.01)	-	0.03	0.06
Gain on sale of discontinued operations	-	0.68	-	0.68
Net income	$ 0.68	$ 1.28	$ 1.39	$ 1.92
Dividends per share	$ 0.00	$ 0.00	$ 0.06	$ 0.06
Basic weighted average shares outstanding	53,064,693	53,092,962	53,054,252	53,079,888
Diluted weighted average shares outstanding	53,135,632	53,194,807	53,127,718	53,175,098

Consolidated Balance Sheets

(In Thousands)

		November 30, 2003		August 31, 2004 (Unaudited)
ASSETS				
Current Assets:				
Cash and cash equivalents	$	223,973	$	286,133
Short-term investments		201		200
Receivables, less allowance of $1,500 in 2003 and 2004		37,996		46,104
Inventories		5,496		9,600
Prepaid expenses and other current assets		4,078		17,950
Total Current Assets		271,744		359,987
Property and Equipment, net of accumulated depreciation of $235,672 and $254,247, respectively		884,623		926,662
Other Assets:				
Equity investments		33,706		36,023
Intangible assets, net		1,033		149,000
Goodwill		92,542		98,688
Other		20,144		21,828
		147,425		305,539
Total Assets	$	1,303,792	$	1,592,188
LIABILITIES AND SHAREHOLDERS' EQUITY				
Current Liabilities:				
Current portion of long-term debt	$	232,963	$	7,390
Accounts payable		15,739		32,710
Deferred income		106,998		159,847
Income taxes payable		6,877		3,667
Other current liabilities		13,928		18,432
Total Current Liabilities		376,505		222,046
Long-Term Debt		75,168		369,893
Deferred Income Taxes		113,414		161,483
Long-Term Deferred Income		11,894		11,772
Other Long-Term Liabilities		346		198
Commitments and Contingencies		-		-
Shareholders' Equity:				
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 28,359,173 and 28,692,895 issued and outstanding at November 30, 2003 and August 31, 2004, respectively		283		287
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 24,858,610 and 24,575,152 issued and outstanding at November 30, 2003 and August 31, 2004, respectively		249		246
Additional paid-in capital		694,719		696,846
Retained earnings		34,602		133,314
Accumulated other comprehensive loss		(333)		(89)
		729,520		830,604
Less: unearned compensation-restricted stock		(3,055)		(3,808)
Total Shareholders' Equity		726,465		826,796
Total Liabilities and Shareholders' Equity	$	1,303,792	$	1,592,188

Consolidated Statements of Cash Flows

	Nine Months Ended August 31,	
	2003	2004
	(Unaudited)	
	(In Thousands)	
OPERATING ACTIVITIES		
Net income	$ 73,809	$ 101,942
Adjustments to reconcile net income to net cash provided by operating activities:		
Gain on sale of discontinued operations	-	(63,926)
Depreciation and amortization	32,500	34,022
Amortization of unearned compensation	1,280	1,270
Amortization of financing costs	240	91
Deferred income taxes	25,958	48,069
Undistributed loss from equity investments	(2,154)	(2,318)
Impairment of long-lived assets	-	13,217
Homestead-Miami Speedway track reconfiguration	2,829	-
Loss on early redemption of debt	-	4,988
Other, net	(49)	608
Changes in operating assets and liabilities:		
Receivables, net	(11,735)	(4,267)
Inventories, prepaid expenses and other assets	(11,723)	(17,861)
Accounts payable and other liabilities	4,185	6,117
Deferred income	32,359	48,785
Income taxes payable	8,987	(3,152)
Net cash provided by operating activities	156,486	167,585
INVESTING ACTIVITIES		
Capital expenditures	(42,116)	(71,524)
Proceeds from asset disposals	178	85
Acquisition of business	-	(193,745)
Proceeds from sale of discontinued operations	-	100,391
Proceeds from affiliate	4,075	-
Proceeds from short-term investments	200	200
Purchases of short-term investments	(200)	(200)
Other, net	(1,034)	(477)
Net cash used in investing activities	(38,897)	(165,270)
FINANCING ACTIVITIES		
Proceeds from long-term debt	-	299,570
Payment of long-term debt	(5,500)	(231,500)
Payment of long-term debt redemption premium	-	(5,340)
Proceeds from interest rate swaps	-	2,771
Cash dividends paid	(3,193)	(3,196)
Deferred financing costs	-	(2,473)
Reacquisition of previously issued common stock	(336)	(386)
Exercise of Class A common stock options	-	399
Net cash (used in) provided by financing activities	(9,029)	59,845
Net increase in cash and cash equivalents	108,560	62,160
Cash and cash equivalents at beginning of period	109,263	223,973
Cash and cash equivalents at end of period	$ 217,823	$ 286,133

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